Exhibit 99.B.a.(xxxiii)

ARTICLES OF AMENDMENT

OF

THE HARTFORD MUTUAL FUNDS, INC.

Effective December 11, 2009

The Hartford Mutual Funds, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Maryland, does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST:	The Articles of Incorporation of the Corporation are hereby amended to change the name of a series of shares of its stock as follows:

The Hartford Global Equity Fund is renamed The Hartford Global Research Fund

SECOND:	This amendment is limited to a change expressly authorized by § 2-605 of subtitle 6 of the Maryland Code to be made by a majority of the entire board of directors, without action by stockholders.

THIRD:	A majority of the entire board of directors of the Corporation approved this amendment at a meeting on November 5, 2009.

FOURTH:

This amendment does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the series of stock.

FIFTH:	The Corporation is registered as an open-end company under the Investment Company Act of 1940.

IN WITNESS WHEREOF, The Hartford Mutual Funds, Inc. has caused these Articles of Amendment to be duly executed by Edward P. Macdonald, its Vice President, Secretary and Chief Legal Officer and attested to by Catherine E. Marshall, its Assistant Secretary, this 11th day of December 2009.

The Hartford Mutual Funds, Inc.

Attest:

	By:	/s/Edward P. Macdonald
/s/Catherine E. Marshall		Edward P. Macdonald
Catherine E. Marshall		Vice President, Secretary and
Assistant Secretary		Chief Legal Officer

I, Edward P. Macdonald, Vice President, Secretary and Chief Legal Officer of The Hartford Mutual Funds, Inc. hereby acknowledge, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and I further certify that, to the best of my knowledge, information and belief, these matters and facts are true in all material respects, under the penalties of perjury.

/s/Edward P. Macdonald
Edward P. Macdonald